Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

November 4, 2019

Neurocrine Biosciences, Inc.

12780 El Camino Real

San Diego, CA  92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,000,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value, pursuant to the Company’s 2011 Equity Incentive Plan (the “EIP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the EIP, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the EIP and the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 Eastgate Mall, San Diego, CA 92121  T: (858) 550-6000  F: (858) 550-6420  www.cooley.com